LAW OFFICE OF CARL P. RANNO

CARL P. RANNO Attorney and Counselor at Law	2733 EAST VISTA DRIVE PHOENIX, ARIZONA 85032	Telephone: 602-493-0369 Email: carlranno@cox.net

Exhibit 1A-12

March 31, 2023

Sparx Holdings Group Inc.

780 Reservoir Avenue, #123
Cranston, RI 02910

ATTN: Cassandra DeNunzio

Via email: jeff@vfinancialgroup.com; cassie.denunzio@sparx-fire.com

RE: Opinion to be included with a Form 1-A Tier 2 Offering Statement to be filed by Sparx Holdings Group Inc., a Nevada Corporation.

Dear Sir,

This opinion is submitted pursuant to Item 17.12 of Form 1-A with respect to the proposed offering of Sparx Holdings Group Inc., a Nevada Corporation (the Company) relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the “Act”), and Regulation A+ promulgated thereunder.

The Company and the Selling Stockholders are offering, on a best-efforts, self-underwritten basis, a number of shares of its common stock at a fixed priced per share between $0.01 and $0.75 with no minimum amount of shares to be sold up to a maximum of 100,000,000 shares. The Company will receive a maximum of 70% of the gross proceeds (“Primary Offering”) and selling stockholders will receive a maximum of 30% of gross proceeds (“Secondary Offering”) on a pro rata basis. Both the Primary Offering and Secondary Offering will be conducted as a single “Tier 2 Offering” under Regulation A (the “Offering”). The minimum per-investor investment in this Offering is $500.00. The Primary Offering and Secondary Offering will occur simultaneously. The Secondary Offering will be conducted by the selling stockholders in coordination with the Company, and the Company will not receive any of the proceeds from the Secondary Offering. The Primary Offering will be conducted on a “best-efforts” basis, which means the Company’s directors will use their commercially reasonable best efforts in an attempt to offer and sell the shares.

The Selling Stockholders are NVC Holdings, LLC and Sparx Holdings, LLC. The selling stockholders may make offers and sales of their shares of up to 30% of the gross proceeds from this Offering, or up to $22,500,000 if maximum gross proceeds from the Primary Offering are attained.

For purposes of rendering this opinion, I have examined the Offering Statement, the Company’s Articles of Incorporation filed with amendments, the Company’s Bylaws, the Exhibits attached to the Offering Statement, and such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted. I have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, I am of the opinion that assuming the Offering Statement shall have become qualified, the Shares, when issued by the Company against payment therefore (not less than par value) and in accordance with the Offering Statement and the provisions of the Subscription Agreements, a form of which I have reviewed, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.  With respect to the registration of the shares of the Company's common stock, $0.01 par value (the “Shares”), for public sale by the Company’s selling shareholders as disclosed in the Offering, the subject shares are validly issued, fully paid, non-assessable and owned by the two (2) selling shareholders.

I express no opinion as to the laws of any state or jurisdiction other than the applicable sections of the Nevada Business Corporation Act, as currently in effect and the federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to me under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, I do not admit that my firm is in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Carl P. Ranno

Carl P. Ranno